Exhibit 10.14

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT is made as of the 15th day of January, 2019.

BETWEEN:

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

(“DIRTT” or the “Corporation”)

- and -

MARK GREFFEN of Calgary, Alberta

(the “Executive”)

RECITALS:

A.	DIRTT wishes to continue to employ the Executive pursuant to this Executive Employment Agreement (the “Agreement”).

B.	The Executive wishes to accept continued employment with DIRTT under this Agreement.

C.	The parties agree that their future employment relationship will be governed by the terms and conditions of this Agreement commencing the Effective Date (as hereinafter defined).

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Corporation and the Executive agree as follows:

1.	Definitions

In this Agreement,

(a)	“ABCA” means the Business Corporations Act (Alberta) as may be amended from time to time and any successor legislation thereto.

(b)	“Accrued Entitlements” has the meaning set out in Section 9(a)(v).

(c)	“Affiliate” means an affiliated body corporate within the meaning of the ABCA, and includes, without limitation, Ice Edge Business Solutions Ltd.

(d)

“Agreement” means this Executive Employment Agreement as may be amended or supplemented from time to time as provided for herein, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement and unless otherwise indicated, references to Sections are to sections of this Agreement.

(e)	“Board” means the Board of Directors of the Corporation.

(f)	“Bonus” has the meaning set out in Section 5(c).

(g)

“Business” means the business of designing, manufacturing and installing prefabricated interiors in commercial and residential buildings, and includes, for greater certainty and without limitation: (i) the following products which can be integrated with interior wall solutions: (A) pre-fabricated modular network data cable distribution, (B) prefabricated electrical power cable distribution, (C) prefabricated modular case goods, and (D) pre-fabricated low-profile flooring; and (ii) the development and sale to third parties of 3D computer aided design software for the design, construction and maintenance of buildings and the design, construction, modification and furnishing of building interiors.

(h)

“Confidential Information” means all confidential or proprietary information, intellectual property (including trade secrets) and confidential facts relating to the business and affairs of the Corporation and its Affiliates.

(i)	“Corporation” means DIRTT.

(j)	“Distribution Partner” means a Person engaged in the sale of products or services produced or distributed by DIRTT or its Affiliate.

(k)	“Effective Date” means January 15, 2019.

(l)	“ESC” means the Employment Standards Code (Alberta) as may be amended from time to time, and any successor legislation thereto.

(m)	“Indemnity Agreement” means a separate Indemnity Agreement entered into between the Corporation and the Executive.

(n)	“Good Reason” means any reason which would be considered by a court of competent jurisdiction to amount to a constructive dismissal at common law.

(o)	“Just Cause” means any reason that would entitle the Corporation to terminate the Executive’s employment without notice or payment in lieu of notice at common law.

(p)	“Materials” has the meaning set out in Section 14(a).

(q)	“Option” means an option to purchase common shares of DIRTT, granted pursuant to the Option Plan.

(r)	“Option Plan” means the Amended and Restated Incentive Stock Option Plan of DIRTT dated March 15, 2011, as amended and restated by the Corporation from time to time.

(s)

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

(t)	“Restricted Period” means, from the Termination Date, twelve (12) months plus one (1) month per completed year of service from the Effective Date, to a maximum of eighteen (18) months.

(u)

“Restricted Territory” means Canada, the United States of America and certain countries in the middle east (being Saudi Arabia, United Arab Emirates, Yemen, Qatar, Kuwait, Oman, Jordan, Lebanon, Syria, Iraq, Egypt, Libya, Sudan and the territory known generally as Kurdistan), and such other countries as the Corporation develops business interests during the Term of this Agreement, and which the Corporation advises the Executive in writing within twenty (20) days following the Termination Date are part of the Restricted Territory.

(v)	“Salary” has the meaning set out in Section 5(a).

(w)	“Severance Period” means twelve (12) months, plus one month per completed year of service from the Effective Date, to a maximum of eighteen (18) months.

(x)	“Term” has the meaning set out in Section 4.

(y)	“Termination Date” has the meaning set out in Section 8(b).

2.	Employment of the Executive and Position

(a)

The Corporation recognizes the service of the Executive since November, 2004 and commencing on the Effective Date, the Executive shall be promoted to the position of Senior Vice President of Software Development and shall report directly to the Chief Executive Officer. The Executive shall have duties and responsibilities commensurate with his position and shall continue to be based at the Corporation’s principal executive offices in Calgary, Alberta.

(b)	This Agreement replaces and supersedes any prior employment agreement between the Corporation and the Executive effective the Effective Date.

(c)

In consideration for entering into this Agreement, including the restrictive covenants in Sections 11, 12, 13 and 14 hereof, the Executive will receive a one time signing bonus of $150,000, less required statutory deductions. As directed by the Executive, the Corporation shall pay such bonus in a tax efficient manner, subject to the requirements of the Income Tax Act.

3.	Performance of Duties

(a)

During the Term, the Executive shall devote substantially all of his working time and attention to the performance of his duties on behalf of the Corporation, shall faithfully, honestly and diligently serve the Corporation and its Affiliates and shall use his best efforts and skill to promote the best interests of the Corporation and its Affiliates at all times. Notwithstanding the foregoing, the Executive may devote a reasonable amount of time to charitable organizations and boards provided that such participation does not adversely impact the performance of his duties hereunder.

(b)

In performing his duties under this Agreement, the Executive shall comply with any written policies, procedures or rules established by the Corporation from time to time, as may be amended by the Corporation at its discretion.

4.	Employment Period

The Executive shall continue to be employed by the Corporation for an indefinite period, until terminated by the Corporation or the Executive as provided for in this Agreement (the “Term”).

5.	Remuneration

(a)

Base Salary. For his services under this Agreement, the Corporation shall pay the Executive an annual base salary of $300,000, less required statutory deductions (the “Salary”). The Salary shall be reviewed annually and paid in accordance with the Corporation’s usual payroll practices and applicable law. For the purposes of this Agreement, “Salary” shall mean the Executive’s salary at the time, taking into account increases.

(b)

Benefits. During the Term, the Executive (and his dependents) shall be eligible to participate in the group insured benefit plans provided by the Corporation to its executive employees (and their dependents), and any other benefit plans provided by the Corporation for executive employees, in accordance with and subject to, the terms and conditions of such plans, as may be amended by the Corporation at its discretion from time to time.

(c)

Bonus. During the Term, the Executive will be eligible to participate in the Corporation’s Variable Pay Plan (“VPP”), as amended from time to time and in accordance with and subject to the terms and conditions thereof and as set out herein. The Executive’s annual target bonus opportunity shall be equal to fifty percent (50%) of Salary as in effect at the beginning of the applicable calendar year and for 2019, it shall be based on the Salary as of the Effective Date (the “Target Bonus”). The amount of the Executive’s payment under the VPP, if any, in respect of a calendar year (the “Bonus”) is dependent upon and calculated in reference to the achievement of applicable performance objectives as set out and evaluated by the Board under the VPP, in its sole discretion. The Bonus, if any, will be paid to the Executive in cash following the completion of the Corporation’s final financial audit in respect of the applicable calendar year in which it was earned, and paid no later than March 15th of the calendar year following the financial audit. The Executive shall be entitled to a Bonus for 2018 of not less than thirty percent (30%) of the Executive’s salary immediately preceding the Effective Date.

(d)

Equity Based Incentive Compensation. The Executive shall be eligible to receive periodic grants of Options or other equity based incentive compensation from the Corporation at a level consistent with his position in the Corporation, subject to the terms and conditions of the applicable plan.

6.	Expenses

(a)

Legal Expenses. The Corporation shall reimburse the Executive for all reasonable and necessary legal expenses related to the review and preparation of this Agreement up to a maximum of $8,000.00, within twenty-one (21) days of the Executive’s submission of receipts of such legal expenses.

(b)

Travel and Out-of-Pocket Expenses. The Corporation shall pay or reimburse the Executive for all reasonable travel and other out-of-pocket expenses incurred or paid by the Executive in the performance of his duties, upon the presentation of expense statements or other supporting documentation as the Corporation may reasonably require.

7.	Vacation

The Executive shall be entitled to vacation with pay of four (4) weeks per year. Vacation will be increased by 1 week per year for every five (5) completed years of the Executive’s service with the Corporation from the Executive’s original start date, to a maximum of six (6) weeks per year. Vacation shall be taken by the Executive at such time as may be acceptable to the Corporation having regard to its operations. The Executive may carry forward a maximum of ten (10) vacation days from one year to the next, provided that in each vacation year the Executive takes at least the minimum vacation required under the ESC. Any vacation carried-over must be used in the first (1st) quarter of the following calendar year, subject to the discretion of the Chief Executive Officer.

8.	Termination

(a)	Notice. The Executive’s employment hereunder:

(i)	may be terminated by the Corporation at any time for Just Cause, without notice and without further obligation, other than as set out in Section 10 of this Agreement;

(ii)	will terminate automatically upon the death of the Executive;

(iii)	may be terminated by the Corporation at any time without Just Cause, without prior notice and without further obligation to the Executive, other than as set out in Section 9 of this Agreement;

(iv)	may be terminated by the Executive for Good Reason; or

(v)	may be terminated by resignation of the Executive upon providing one (1) month’s prior written notice to the Corporation.

(b)	Effective Date of Termination. The effective date on which the Executive’s employment hereunder is terminated (the “Termination Date”) shall be:

(i)	in the case of termination under Section 8(a)(i) or Section 8(a)(iii), the day specified by the Corporation in writing;

(ii)	in the case of termination under Section 8(a)(ii), the date of death;

(iii)	in the case of termination under Section 8(a)(iv), the day specified by the Executive in writing; or

(iv)	in the case of termination under Section 8(a)(v), the last day of the applicable notice period referred to therein.

Return of Property, etc. On the Termination Date, the Executive shall (A) be deemed to have resigned from all offices and directorships held by him with the Corporation and its Affiliates and agrees to execute, immediately upon request, such written resignations or other documentation as may be customary to give effect thereto, (B) deliver to the Corporation all Materials in the Executive’s possession or under the Executive’s control, and (C) deliver to the Corporation all keys, access cards, business cards, credit and charge cards issued to him by or on behalf of the Corporation or any Affiliate.

9.	Rights on Termination (without Just Cause or for Good Reason)

Upon termination of the Executive’s employment without Just Cause or for Good Reason, the following provisions shall apply:

(a)

the Executive shall receive from the Corporation, in full and final satisfaction of any and all entitlements that the Executive may have to notice of termination or payment in lieu of notice, severance pay or any other payments or benefits to which the Executive may otherwise be entitled resulting from the termination of his employment:

(i)	payment of the Executive’s accrued but unpaid Salary up to the Termination Date;

(ii)	reimbursement of all expenses incurred in accordance with Section 6 up to the Termination Date;

(iii)	provision of all benefits up to the Termination Date;

(iv)

payment of Bonus for the year in which the termination occurs, pro-rata from the start of that Bonus year to the Termination Date, based on actual performance during the entire Bonus year, as determined by the Corporation following the Bonus year and payable to the Executive in the normal course following completion of the Bonus year;

(v)	payment of the Executive’s accrued but unused vacation entitlement up to the Termination Date (subsections (i) through (v) are hereinafter referred to as the “Accrued Entitlements”);

(vi)	payment of an amount equal to the Salary divided by twelve (12) and multiplied by the number of months in the Severance Period;

(vii)	any Options or other equity based incentive compensation awards held by the Executive shall be dealt with in accordance with the applicable plan; and

(viii)

continued eligibility to participate in the health and insurance benefits provided to the Executive by the Corporation or, in the event any such benefits cannot be continued, payment of an amount equal to the Corporation’s cost for such benefits, for the Severance Period or until the Executive is eligible to participate in comparable alternative benefits, whichever period is shorter. The Executive shall be required to immediately notify the Corporation of any comparable alternative benefit eligibility.

(b)	The payments and benefits referred to in Section 9(a) are not subject to mitigation and will not be reduced by any amounts received by the Executive in mitigation during the Severance Period.

(c)

The payments and benefits referred to in Section 9(a) are less statutory deductions. However, the Corporation agrees to reasonably assist and cooperate with the Executive to minimize the income tax impact of these payments and benefits, subject to the requirements of the Income Tax Act.

(d)

Any payments to the Executive pursuant to this Section 9 that are in excess of minimum statutory requirements under the ESC shall be subject to the prior execution and delivery by the Executive to the Corporation of a general release of claims against the Corporation and its Affiliates, substantially in the form attached hereto as Schedule A .

(e)	The parties hereto agree that, upon termination of the Executive’s employment without Just Cause or for Good Reason:

(i)

the Executive shall comply with the non-disparagement commitment in favor of the Corporation and its related entities as set out in paragraph 7 of the general release attached hereto as Schedule A; and

(ii)

the Corporation and its directors, officers and employees shall not make any negative or disparaging comment about the Executive following the termination of his employment with the Corporation, regarding any matter arising prior to the date of termination, based on any information known to the Corporation prior to the date of termination.

10.	Rights on Termination (Just Cause or Resignation without Good Reason)

Upon resignation by the Executive or termination for Just Cause, the Executive shall be entitled to the Accrued Entitlements and any Options or other equity based incentive compensation awards held by the Executive shall be dealt with in accordance with the applicable plan.

11.	Non-Competition

The Executive shall not, during the Term and for the Restricted Period (regardless of the reason for termination of the Executive’s employment or the party causing it), within the Restricted Territory, be engaged, either directly or indirectly in any manner including, without limitation, as an officer, director, shareholder, owner, partner, member, joint venturer, employee, independent contractor, consultant, advisor or sales representative, in any business or enterprise that competes with the Business of the Corporation or its Affiliate.

Notwithstanding the foregoing, nothing herein shall prevent the Executive from owning not more than two percent (2%) of the issued shares of a corporation, the shares of which are listed on a recognized stock exchange or traded in the over the counter market, which carries on a business which is the same as or substantially similar to or which competes with or reasonably would compete with the Business.

12.	Non-Solicitation and No Hire

The Executive shall not, during the Term and for the Restricted Period (regardless of the reason for termination of the Executive’s employment or the party causing it):

(a)

solicit, entice or attempt to solicit or entice, either directly or indirectly, any customer or prospective customer of the Corporation or an Affiliate as at the Termination Date, or during the six (6) months prior to the Termination Date, to become a customer of any business or enterprise that competes with the Corporation or its Affiliate for any Business, or to limit or cease doing any Business with the Corporation or its Affiliate; or

(b)

solicit or entice, or attempt to solicit or entice, or hire, either directly or indirectly, any employee or Distribution Partner of the Corporation or an Affiliate as at the Termination Date, or during the six (6) months prior to the Termination Date, to become employed or engaged by any business or enterprise that competes with the Corporation or its Affiliate for any Business, or solicit or entice such employee or Distribution Partner to limit or cease their employment or engagement with the Corporation or its Affiliate, with the exception that the Executive may hire any employee or Distribution Partner during the Restricted Period whose employment or engagement is terminated by the Corporation without cause.

13.	Confidentiality

The Executive shall not, either during the Term or at any time thereafter, directly or indirectly, use or disclose to any Person any Confidential Information, provided, however, that nothing in this section shall preclude the Executive from disclosing or using Confidential Information if:

(a)	the Confidential Information is disclosed in the course of performing the Executive’s duties on behalf of the Corporation;

(b)	the Confidential Information is available to the public or in the public domain at the time of such disclosure or use, without breach of this Agreement;

(c)	the Confidential Information was in the possession of or known to the Executive, without any obligation to keep it confidential, before it was disclosed to the Executive by the Corporation; or

(d)

disclosure of the Confidential Information is required to be made by any law, regulation, governmental body or authority, or by court order, in which case the Executive shall provide the Corporation with as much prior notice of such required disclosure as reasonably possible in the circumstances, and shall reasonably cooperate with and assist the Corporation to limit such disclosure by any lawful means.

14.	Proprietary and Moral Rights

(a)

Proprietary Rights. The Executive recognizes the Corporation’s proprietary rights in the tangible and intangible property of the Corporation and acknowledges that the Executive has not obtained or acquired and shall not obtain or acquire any right, title or interest, in any of the property of the Corporation or its predecessors, successors, affiliates or related companies. Accordingly, any writing, communications, manuals, documents, instruments, contracts, agreements, files, literature, data, information, formulas, products, devices, apparatuses, trademarks, trade names, trade styles, service marks, logos, and any other intellectual property created, developed, made or conceived by the Executive either alone or in conjunction with others: (i) in connection with the Executive’s duties or responsibilities under this Agreement; and/or (ii) resulting from the use of any information, equipment, materials or premises owned, leased, or contracted for by the Corporation (collectively, the “Materials”) shall be the sole and exclusive property of the Corporation.

(b)

Waiver of Moral Rights. The Executive irrevocably waives to the greatest extent permitted by law all of the Executive’s moral rights whatsoever in the Materials, including any right to the integrity of any Materials, any right to be associated with any Materials, and any right to restrict or prevent the modification or use, of any Materials in any way whatsoever. To the extent applicable, the Executive irrevocably transfers to the Corporation all rights to restrict any violations of moral rights in any of the Materials, including any distortion, mutilation or other modification.

(c)

Assignment of Rights. To the extent that the Executive may own or otherwise acquire any right, title or interest in and to any Materials (including any intellectual property rights in the Materials) during the term of this Agreement and thereafter, the Executive agrees to assign, and hereby irrevocably assigns all such right, title and interest automatically to the Corporation, including any renewals, extensions or reversions relating thereto and any right to bring an action or to collect compensation for past infringements, automatically upon the creation, development, making, or conception of same.

(d)

Registrations. The Corporation will have the exclusive right to obtain copyright registrations, letters patent, industrial design registrations, trade-mark registrations or any other protection in respect of the Materials and the intellectual property rights relating to the Materials anywhere in the world. At the expense and request of the Corporation, the Executive shall, both during and after the Executive’s employment with the Corporation, execute all documents and do all other acts necessary in order to enable the Corporation to protect its rights in any of the Materials and the intellectual property rights relating to the Materials. The Executive shall be compensated at the rate of no less than $250 per hour for such work and reimbursed all reasonable expenses related thereto.

15.	Fiduciary and other Obligations

The Executive acknowledges that the obligations contained in Sections 11, 12, 13 and 14 of this Agreement are in addition to any fiduciary and other common law obligations that the Executive also owes to the Corporation, during and after the Term of this Agreement. For greater certainty, nothing contained in this Agreement is a waiver, release or reduction of any fiduciary obligations owed by the Executive to the Corporation.

16.	Indemnification

The parties acknowledge and agree that they will separately enter into the Indemnity Agreement.

17.	Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by hand delivery or registered mail or email as hereinafter provided. Notice of change of address shall also be governed by this section. Notices and other communications shall be addressed as follows:

(a)	if to the Executive:

Mark Greffen

(b)	if to the Corporation:

DIRTT Environmental Solutions Ltd.

7303 - 30th Street S.E.

Calgary, Alberta T2C 1N6

Attention: General Counsel

18.	Headings

The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

19.	Applicable Deductions and Withholdings

The payments and benefits set forth in this Agreement are subject to all applicable statutory deductions and withholdings.

20.	Reasonableness and Enforceability of Restrictions

(a)

The Executive acknowledges and agrees that all of the restrictions contained in Sections 11, 12, 13 and 14 of this Agreement (including without limitation the definition of Business, the definition of Restricted Territory (which fairly reflects the geographic scope of the Business activities carried on by the Corporation and its Affiliates) and the length of the Restricted Period) are reasonable and necessary to protect the legitimate proprietary interests of the Corporation and its Affiliates, and will not unduly restrict his ability to secure alternative employment following the termination of his employment for any reason. If any covenant or provision of this Agreement is determined by a court of competent jurisdiction to be void or unenforceable in whole or in part, for any reason, it shall be interpreted to provide the broadest possible restriction permitted by law and will be deemed not to affect or impair the validity of any other covenant or provision of this Agreement, which shall remain in full force and effect.

(b)

The Executive acknowledges and agrees the Corporation and the Affiliate will suffer irreparable harm in the event that the Executive breaches any of its obligations under Sections 11, 12, 13, 14 or 15 of this Agreement, and that monetary damages would be impossible to quantify and inadequate to compensate the Corporation for such a breach. Accordingly, the Executive agrees that in the event of any breach or a threatened breach by the Executive of any of the provisions of this Agreement, the Corporation shall be entitled to seek, in addition to any other rights, remedies or damages available to the Corporation at law or in equity, an interim and permanent injunction, in order to prevent or restrain any such breach or threatened breach by the Executive.

(c)	The restrictions and obligations of the Executive under Sections 11, 12, 13, 14 or 15 of this Agreement shall survive the termination of this Agreement for any reason.

21.	Entire Agreement, Amendment, No Waiver

This Agreement, together with the agreements expressly referred to herein (including the Indemnity Agreement), constitute the entire agreement between the parties hereto regarding the subject matter hereof, and shall supersede and replace any and all prior agreements, undertakings, representations or negotiations, including without limitation any prior employment agreement relating to the employment of the Executive by the Corporation from 2004. There are no warranties, representations or agreements between the parties except as specifically set forth or referred to in this Agreement. Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall the waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

22.	Assignment

Neither the Executive nor the Corporation may assign its rights hereunder without the consent of the other party, provided, however, that the Corporation may assign its rights hereunder to a successor corporation which acquires (whether directly or indirectly, by purchase, amalgamation, arrangement, merger, consolidation, dissolution or otherwise) all or substantially all of the business and/or assets of the Corporation and expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place, or pursuant to a bona fide internal reorganization among the Corporation and its Affiliates.

23.	Currency

All amounts in this Agreement are in Canadian currency unless otherwise specified.

24.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. The Corporation and the Executive irrevocably submit to the exclusive jurisdiction of the courts of Alberta in respect of all matters relating to this Agreement, with the exception of any obligations of the Executive under Sections 11, 12, 13, 14 or 15 of this Agreement, which the Corporation may enforce in the courts of another jurisdiction where reasonably warranted in the circumstances.

25.	Counterparts

This Agreement may be signed in counterparts and by facsimile transmission and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF the parties acknowledge and agree that they have read and understand the terms of this Agreement, and that they have had an opportunity to seek independent legal advice prior to entering into this Agreement, and have executed this Agreement on the date first set forth above.

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

Per:	/s/ Kevin P. O’Meara
Name: Kevin P. O’Meara
Title: President & CEO

SIGNED, SEALED AND DELIVERED
In the presence of:
/s/ Mark Greffen
Witness	Mark Greffen

[Signature Page to the Amended and Restated Executive Employment Agreement]

Schedule A

GENERAL RELEASE AND CONFIDENTIALITY AGREEMENT

1.	RELEASE

IN CONSIDERATION of the payment of • Dollars ($•), less required statutory deductions, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, I, Mark Greffen, do for myself and my heirs, executors, administrators and assigns (herein collectively referred to as “I”, “me” or “my”), forever release, remise and discharge DIRTT Environmental Solutions Ltd. (“DIRTT”), its subsidiaries, affiliates, predecessors, successors and parent companies, and all of their respective officers, directors, employees, agents, insurers and assigns (hereinafter collectively referred to as the “Company”), jointly and severally from any and all actions, causes of action, contracts (whether express or implied), claims and demands for damages, loss or injury, suits, debts, sums of money, indemnity, expenses, interest, costs and claims of any and every kind and nature whatsoever, at law or in equity, which against the Company I have ever had, now have, or can hereafter have by reason of or arising out of:

(a)	my employment with the Company;

(b)	the termination of my employment with the Company; and

(c)

any damages, salary, wages, termination pay, severance pay, vacation pay, overtime pay, commissions, bonuses, expenses, allowances, incentive compensation, insurance, Group RRSP or any other benefits arising out of my employment with the Company, or the termination of my employment with the Company, under contract or pursuant to any statute.

This General Release shall not affect or release any right or entitlement I have to continuing directors’ and officers’ liability insurance coverage provided by DIRTT, or to a continuing indemnity from DIRTT for any claims against me arising from my employment with DIRTT.

2.	NO ADMISSION

I acknowledge that the consideration provided for in the above paragraph does not constitute any admission of liability by or on behalf of the Company, and that any such liability is expressly denied.

3.	INDEMNITY FOR TAXES, ETC.

I further agree that for the aforesaid consideration, and with respect to payment of the amounts referred to above only, and only if the amounts referred to above are paid to me in a manner that diverges from the Company’s normal payroll practices, I will save harmless and indemnify the Company from and against all claims, taxes, penalties or demands which may be made by the Minister of National Revenue requiring the Company to pay income tax under the Income Tax Act (Canada) in respect of all income tax payable by me in excess of the income tax withheld, and in respect of any and all claims, charges, taxes, penalties or demands which may be made on behalf of or related to the Employment Insurance Commission or the Canada Pension Commission under the applicable statutes and regulations.

A - 1

4.	EMPLOYMENT STANDARDS AND OTHER APPLICABLE LEGISLATION

I hereby acknowledge receipt of all wages, overtime pay, vacation pay, general holiday pay, pay in place of termination of employment and any other rights or entitlements owed to me by the Company under the Alberta Employment Standards Code (the “Code”) or pursuant to any other applicable labour or employment standards legislation, and agree that the execution of this General Release has the effect of precluding consideration of any complaint by me against the Company pursuant to the Code or other applicable legislation.

5.	BENEFITS AND INSURANCE CLAIMS

I acknowledge and agree that with the exception of benefit continuation as provided for in section 9(a)(viii) of my January 2019 Executive Employment Agreement with DIRTT, the consideration referred to above includes full compensation for the loss of my employment benefits. I further acknowledge that I have received all benefit entitlements, including any insurance related benefits, and have no claim against the Company for benefits, subject to section 9(a)(viii) of my Executive Employment Agreement. I fully accept sole responsibility to replace those benefits that I wish to continue and to exercise conversion privileges where applicable with respect to my employment benefits, or the loss of my employment benefits.

6.	HUMAN RIGHTS

I acknowledge that I have no basis for any complaint against the Company for discrimination or any other matter arising under the Alberta Human Rights Act (the “Act”), and agree that execution of this General Release has the effect of precluding consideration of any complaint by me against the Company pursuant to the Act or any other applicable human rights legislation.

7.	CONFIDENTIALITY AND NON-DISCLOSURE

I recognize and acknowledge that during my employment with the Company, I had access to certain confidential and proprietary information, the disclosure of which would be harmful to the interests of the Company, and that I have taken and will in future take appropriate precautions to safeguard the confidential information of the Company. I further agree that I will not disclose, directly or indirectly, the contents of this General Release or the terms of settlement relating to the termination of my employment with the Company, and that I will not make any negative or disparaging comment about the Company regarding any matter arising prior to the date of this General Release and based on information known to me prior to the date of this General Release, to any person including, without limiting the generality of the foregoing, any employee of the Company, with the exception of my legal and financial advisors and my spouse, on the condition that they maintain the confidentiality thereof, or as required by law. I further confirm my understanding that DIRTT and its directors, officers and employees agree not to make any negative or disparaging comment about me following the termination of my employment regarding any matter arising prior to the date of this General Release, based on any information known to DIRTT prior to the date of this General Release.

8.	FURTHER CLAIMS

I agree not to make any claim or take any proceedings against any other person or corporation that might claim contribution or indemnity under the provisions of any statute or otherwise against the Company.

9.	UNDERSTANDING

AND I HEREBY DECLARE that I have had the opportunity to seek independent legal advice with respect to the matters addressed in this General Release and the terms of settlement which have been agreed to by me and the Company and that I fully understand this General Release. I have not been influenced by any representations or statements made by or on behalf of the Company. I hereby voluntarily accept the said terms for the purpose of making full and final compromise, adjustment and settlement of all claims as aforesaid.

10.	COMPLETE AGREEMENT

I understand and agree that this General Release contains the entire agreement between the Company and myself and that the terms of this General Release are contractual and not a mere recital.

DATED at the City of Calgary, in the Province of Alberta, this          day of                                 , 20        .

Witness (Signature)	Mark Greffen

Witness (Please Print Name)